                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*


                             Student Advantage, Inc.
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
                         (Title of Class of Securities)

                                   86386Q 10 5
                                 (CUSIP Number)


             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /     Rule 13d-1(b)

         / /     Rule 13d-1(c)

         /X/     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No.  86386Q 10 5

 ..............................................................................

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock IX Limited Partnership
 ..............................................................................

------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)......................................................................

     (b)......................................................................
------------------------------------------------------------------------------

3.   SEC Use Only.............................................................
------------------------------------------------------------------------------

4.   Citizenship or Place of Organization..............................Delaware
-------------------------------------------------------------------------------

Number of Shares            5.   Sole Voting Power..................-3,750,000-
Beneficially Owned by       ---------------------------------------------------
Each Reporting Person
With:                       6.   Shared Voting Power........................-0-
                            ---------------------------------------------------

                            7.   Sole Dispositive Power.............-3,750,000-
                            ---------------------------------------------------

                            8.   Shared Dispositive Power...................-0-
----------------------- --- ---------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person...-3,750,000-
-------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions).........................................
-------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)...................10.59%
-------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions).............................PN
-------------------------------------------------------------------------------


                               Page 2 of 8 pages

CUSIP No.  86386Q 10 5

 ...............................................................................

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock IX GP Limited Partnership
 ...............................................................................

-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a).......................................................................

     (b).......................................................................
-------------------------------------------------------------------------------

3.   SEC Use Only..............................................................
-------------------------------------------------------------------------------

4.   Citizenship or Place of Organization..............................Delaware
-------------------------------------------------------------------------------

Number of Shares            5.   Sole Voting Power...................-3,750,000
Beneficially Owned by       ---------------------------------------------------
Each Reporting Person
With:                       6.   Shared Voting Power..........................0
                            ---------------------------------------------------

                            7.   Sole Dispositive Power.............-3,750,000-
                            ---------------------------------------------------

                            8.   Shared Dispositive Power...................-0-
-------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person...-3,750,000-
-------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions).........................................
-------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)...................10.59%
-------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions).............................PN
-------------------------------------------------------------------------------

                               Page 3 of 8 pages

CUSIP No.  86386Q 10 5

 ..............................................................................

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     William W. Helman
 ..............................................................................

------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)......................................................................

     (b)......................................................................
------------------------------------------------------------------------------

3.   SEC Use Only.............................................................
------------------------------------------------------------------------------

4.   Citizenship or Place of Organization.........................United States
-------------------------------------------------------------------------------

Number of Shares            5.   Sole Voting Power..................-3,750,000-
Beneficially Owned by       ---------------------------------------------------
Each Reporting Person
With:                       6.   Shared Voting Power........................-0-
                            ---------------------------------------------------

                            7.   Sole Dispositive Power.....................-0-
                            ---------------------------------------------------

                            8.   Shared Dispositive Power...................-0-
-------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person...-3,750,000-
-------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions).........................................
-------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)...................10.59%
-------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions).............................IN
-------------------------------------------------------------------------------


                               Page 4 of 8 pages

CUSIP No.  86386Q 10 5

 ...............................................................................

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     William S. Kaiser
 ...............................................................................

-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a).......................................................................

     (b).......................................................................
-------------------------------------------------------------------------------

3.   SEC Use Only..............................................................
-------------------------------------------------------------------------------

4.   Citizenship or Place of Organization.........................United States
-------------------------------------------------------------------------------

Number of Shares            5.   Sole Voting Power..................-3,750,000-
Beneficially Owned by       ---------------------------------------------------
Each Reporting Person
With:                       6.   Shared Voting Power........................-0-
                            ---------------------------------------------------

                            7.   Sole Dispositive Power.....................-0-
                            ---------------------------------------------------

                            8.   Shared Dispositive Power...................-0-
-------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person...-3,750,000-
-------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions).........................................
-------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)...................10.59%
-------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions).............................IN
-------------------------------------------------------------------------------


                               Page 5 of 8 pages

CUSIP No.  86386Q 10 5

Item 1(a)                  Name of Issuer:

                           Student Advantage, Inc.


Item 1(b)                  Address of Issuer's Principal Executive Offices:

                           280 Summer Street
                           Boston, MA  02210


Item 2(a)                  Name of Person Filing:

                           Greylock IX Limited Partnership ("GIXLP"); Greylock Equity GP Limited Partnership ("GIXGPLP"), the General Partner of GIXLP; William W. Helman and William S. Kaiser, each a Co-Managing General Partner of GIXGPLP (each a "Co-Managing Partner").


Item 2(b)                  Address of Principal Business Office or, if none,
                           Residence:

                           The address of the reporting persons is:

                           One Federal Street
                           Boston, Massachusetts  02110


Item 2(c)                  Citizenship:

                           GIXLP is a limited partnership organized under the laws of the State of Delaware. GIXGPLP is a limited partnership organized under the laws of the State of Delaware. Each of Mr. Helman and Mr. Kaiser is a citizen of the United States.


Item 2(d)                  Title of Class of Securities:

                           Common Stock, par value $.01 per share (the "Common Stock").


Item 2(e)                  CUSIP Number:

                           86386Q 10 5


Item 3                     Description of Person Filing:

                           Not applicable.


Item 4                     Ownership(1):

                           (a) Amount Beneficially Owned:

                                    GIXLP is the record holder of 3,750,000
                                    shares of Common Stock and may be deemed to beneficially own the 3,750,000 shares of Common Stock held of record by GIXLP. GIXGPLP, as General Partner of GIXLP, may be deemed to beneficially own the 3,750,000 shares of Common Stock held of record by GIXLP. Each of Mr. Helman and Mr. Kaiser, as Co-Managing General Partner of GIXGPLP, may be deemed to beneficially own the 3,750,000 shares of


--------
(1)      As of December 31, 1999.


                               Page 6 of 8 pages

CUSIP No. 86386Q 10 5

                                    Common Stock held of record by GIXLP. The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of
                                    Section 13(d) or 13(g) of the Act, the
                                    beneficial owners of any securities covered under this statement.


                           (b) Percent of Class:

                                    GIXLP:                             10.59%
                                    GIXGPLP:                           10.59%
                                    Mr. Helman:                        10.59%
                                    Mr. Kaiser:                        10.59%

                           (c) Number of Shares as to which the person has:

                                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                                    GIXLP may be deemed to have sole power to vote and dispose of 3,750,000 shares of Common Stock. GIXGPLP, as General Partner of GIXLP, may be deemed to have sole power to vote and dispose of 3,750,000 shares of Common Stock. Each of Mr. Helman and Mr. Kaiser, as Co-Managing General Partner of GIXGPLP, may be deemed to have sole power to vote 3,750,000 shares of Common Stock.


Item 5                     Ownership of Five Percent or Less of a Class:

                           Not applicable.


Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:

                           Not applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:


                           Not applicable.


Item 8                     Identification and Classification of Members of the
                           Group:

                           Not applicable.


Item 9                     Notice of Dissolution of Group:

                           Not applicable.

Item 10                    Certification:

                           Not applicable.


                               Page 7 of 8 pages

CUSIP No.  86386Q 10 5

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 11, 2000


                                     GREYLOCK IX LIMITED PARTNERSHIP

                                     By:  Greylock IX GP Limited Partnership
                                          General Partner


                                          By: /s/ William W. Helman
                                              -------------------------------
                                              William W. Helman
                                              Co-Managing General Partner


                                     GREYLOCK IX GP LIMITED PARTNERSHIP


                                     By:      /s/ William W. Helman
                                          -----------------------------------
                                          William W. Helman
                                          Co-Managing General Partner



                                              /s/ William W. Helman
                                     ----------------------------------------
                                     William W. Helman



                                              /s/ William S. Kaiser
                                     ----------------------------------------
                                     William S. Kaiser


                               Page 8 of 8 pages